SEPARATION AGREEMENT

     THIS SEPARATION AGREEMENT (this “Agreement”) is by and between Christopher C. Siffert, (“Mr. Siffert”), a resident of Spring, Texas, and Mitcham Industries, Inc.(“Mitcham”), a Texas corporation, having its principal place of business in Huntsville, Texas.

WITNESSETH:

     Mr. Siffert is presently Vice President and Corporate Controller for Mitcham;

     Mr. Siffert is resigning his employment with Mitcham and all Mitcham subsidiaries effective August 16, 2005 (the “Resignation Date”);

     Mr. Siffert and Mitcham desire to define their respective rights and obligations for the future and avoid the expense, delay and uncertainty attendant to disputes, if any, which may arise from Mr. Siffert’s employment or resignation of employment;

     Now, therefore, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mr. Siffert and Mitcham agree:

     1.     Resignation. Mr. Siffert has resigned his appointment as an officer with Mitcham and its subsidiaries to be effective May 23, 2005 and his employment with Mitcham and its subsidiaries to be effective on the Resignation Date and Mitcham has accepted his resignation. Mr. Siffert agrees and acknowledges that (i) for the period May 24, 2005 to August 15, 2005, he shall have no authority to represent Mitcham or incur obligations on its behalf except as approved by the Chief Executive Officer and he shall work at the direction of the Chief Executive Officer on such projects as he may assign from time to time, which projects shall not require any travel by Mr. Siffert, (ii) on and after May 23, 2005, he has no authority to and will not act as an officer of Mitcham or its subsidiaries, and (iii) on and after the Resignation Date, he has no authority to and will not act as an employee of Mitcham or its subsidiaries.

     2.     Salary and Benefits. For the period May 24, 2005 to June 30, 2005, Mitcham shall continue to pay Mr. Siffert’s salary according to Mitcham’s regular payroll practice and provide benefits according to the terms and conditions of its benefit plans but not to include a car allowance. From July 1, 2005 to August 16, 2005, Mitcham shall continue to pay Mr. Siffert’s salary but, except for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act which Mr. Siffert may elect, he shall no longer receive benefits from Mitcham.  Mr. Siffert shall not participate in or accrue a bonus in any Mitcham bonus plan on or after May 24, 2005. Payments under this paragraph shall be made in accordance with Mitcham’s regular payroll practice with customary withholding for taxes and applicable deductions. Mr. Siffert acknowledges that such payments are in full satisfaction of all wages, benefits, and the compensation owed by Mitcham to Mr. Siffert for employment or service with Mitcham or its subsidiaries.

     3.     Consulting Services and Fee. For the period August 16, 2005 to January 31, 2006, Mr. Siffert will consult with Mitcham on such matters and at such times and places as Mitcham and Mr. Siffert may mutually agree upon. It is contemplated that Mr. Siffert’s consulting services will be rendered on an irregular and part-time basis. Mr. Siffert will not be required to follow any established work schedule or to report to Mitcham at any specified times, either when performing consulting services or during periods when he is not performing services but is available to so perform. In the performance of consulting services requested by Mitcham, Mr. Siffert shall coordinate the furnishing of his services with representatives of Mitcham, but the method and manner of performance of such services shall be within the control of Mr. Siffert. Mitcham shall not exercise supervision of Mr. Siffert in the performance of his consulting services. Mitcham will pay Mr. Siffert a consulting fee of $11,333.00 per month (pro rated for partial months) in arrears. This consideration shall constitute payment in full for any and all consulting services actually performed for Mitcham by Mr. Siffert. Mr. Siffert will pay all Social Security, federal income taxes, and all other liabilities and taxes incurred by, or on behalf of, or for the benefit of, Mr. Siffert arising out of the performance of consulting services, and Mitcham shall have no liability for such matters. In the event Mr. Siffert accepts other employment, Mitcham shall continue to pay the consulting fee provided Mr. Siffert complies with his obligations under this separation agreement.

     4.     Separation Benefits. Mitcham agrees to pay Mr. Siffert thirty thousand dollars ($30,000.00) within 3 (three) days of the effective date of this Agreement. Payment under this paragraph shall be subject to applicable withholding for taxes. In the event that Mitcham notifies Mr. Siffert that he has committed a material breach of this Agreement, Mr. Siffert shall have ten (10) days from the receipt of such notification (the “Cure Period”) to cure such breach. If Mr. Siffert is unable to cure the material breach within the Cure Period, then Mr. Siffert shall repay all amounts paid by Mitcham within ten (10) days upon receiving a written demand for payment from Mitcham.

     5.     Prior Rights and Obligations. Except as otherwise provided herein, this Agreement extinguishes all rights and obligations, if any, which the parties may have, contractual or otherwise, relating to the employment or termination of employment of Mr. Siffert with Mitcham.

     6.     Stock Options. If exercised by Mr. Siffert, Mr. Siffert’s vested stock options as of the Resignation Date shall be exercised in accordance with the terms and conditions of the (i) Mitcham Industries, Inc. 1994 Stock Option Plan, (ii) Mitcham Industries, Inc. Incentive Stock Option Agreement, (iii) Amended and Restated 1998 Stock Awards Plan of Mitcham Industries, Inc., (iv) Mitcham Industries, Inc. Incentive Stock Option Agreement (1998 Stock Awards Plan), (v) Mitcham Industries, Inc. 2000 Stock Option Plan, and (vi) Mitcham Industries, Inc. Incentive Stock Option Agreement, as applicable to such vested options, based on the Resignation Date. All Options not exercisable on the Resignation Date shall terminate and Mr. Siffert shall have no further rights to any Award as such term is defined in such plans and agreements.

     7.     Restricted Stock. Mitcham agrees as to all Restricted Stock subject to Forfeiture Restrictions as of August 16, 2005 (which the parties agree are 2,500 Restricted Shares), that such restrictions shall expire as of the Resignation Date.

     8.     Mitcham Assets. Mr. Siffert hereby represents and warrants that he has no claim or right, title or interest in any property owned by Mitcham including without limitation the property designated on Mitcham’s books as the property or assets of Mitcham and that he will deliver to Mitcham on or before the effective date of his termination to Mitcham all Mitcham property including without limitation Company credit cards which were in his possession, custody or control. Provided, however, if Mr. Siffert returns his personal computer for inspection and deletion of files related to Mitcham and software owned by Mitcham, Mitcham shall give the computer to Mr. Siffert upon deletion of such files and software.

     9.     Proprietary and Confidential Information. In accordance with Mr. Siffert’s existing and continuing obligations, Mr. Siffert agrees and acknowledges that Mitcham Parties (as defined below) have developed and own valuable “Proprietary and Confidential Information” which constitutes valuable and unique property including, without limitation, concepts, ideas, plans, strategies, analyses, surveys, research and development materials, and proprietary information related to the past, present or anticipated business of the various Mitcham Parties (as defined below). Except as required by law, Mr. Siffert agrees that he will not at any time disclose to others, permit to be disclosed, use, permit to be used, copy or permit to be copied, any such Proprietary and Confidential Information (whether or not developed by Mr. Siffert or developed by others under his direction or while employed with or assisting Mitcham) without Mitcham’s prior written consent. Mr. Siffert further agrees to maintain in confidence any Proprietary and Confidential Information of third parties received or of which he has knowledge as a result of his employment. Mr. Siffert agrees that in the event of an actual breach by Mr. Siffert of the provisions of this paragraph, Mitcham shall be entitled to inform all potential or new employers of this Agreement and that such breach shall cause Mitcham immediate and irreparable harm for which damages will not be adequate.

     10.     Documents. Mr. Siffert represents, warrants, and agrees that he will leave in his office or has delivered to Mitcham all analysis, computer files, correspondence, data or information, memoranda, models, notes, research in any form, records, or other documents, including charts and drawings, and all copies thereof, made, composed or received by Mr. Siffert, solely or jointly with others, and which are or were in Mr. Siffert’s possession, custody or control and which are related in any manner to the past, present or anticipated business of Mitcham upon termination of his employment. In this regard, Mr. Siffert hereby grants and conveys to Mitcham all right, title and interest in and to, including without limitation, the right to possess, print, copy, and sell or otherwise dispose of, any data, drawings, information, papers, photographs, records, reports, summaries, or other documents in writing, and copies, abstracts or summaries thereof, which may have been prepared by Mr. Siffert or under his direction or which may have come into his possession in any way during the term of his employment with Mitcham which relate in any manner to past, present or anticipated business of Mitcham.

     11.     Cooperation. After his resignation and consulting services, Mr. Siffert shall cooperate with and assist Mitcham to the extent required by Mitcham in all matters, including without limitation, matters relating to his employment or the winding up of his pending work and the orderly transfer of any pending work as designated by Mitcham. This obligation of cooperation and assistance shall continue for one year and one day from the effective date of this Agreement, and shall include, without limitation, assisting Mitcham and its counsel in preparing and defending against any claims which have been or may be brought against any Mitcham entity or responding to any inquiry by any person or governmental agency. After January 31, 2006, the parties agree that Mitcham will compensate Mr. Siffert at the rate of $150 per hour for such assistance, plus reasonable expenses incurred. Mitcham’s requests for Mr. Siffert’s cooperation shall be commercially reasonable and Mr. Siffert agrees that he shall be commercially reasonable in providing such cooperation, taking into account the needs of Mitcham and the position he may have with another employer at the time such cooperation is required. Mr. Siffert shall take such further action and execute documents as may be reasonably necessary or appropriate in order to carry out the provisions and purposes of this Agreement

     12.     No Solicitation. Mr. Siffert agrees for a period of one year and one day from the effective date of this Agreement not to encourage, induce or solicit, directly or indirectly, or in concert with others, any Mitcham employee or customer with a current account or doing business with Mitcham in the twelve months preceding his resignation to terminate their relationship with Mitcham.

     13.     Expenses. Mr. Siffert agrees that he has submitted or will submit within five days all actual, reasonable and customary expenses incurred by him in the course of his employment, which Mitcham shall reimburse in accordance with Mitcham’s expense reimbursement policy.

     14.     Mr. Siffert’s Representation. Mr. Siffert represents, warrants and agrees that he has not filed any claims, appeals, complaints, charges or lawsuits against Mitcham, its subsidiary companies or their respective owners, directors, officers, employees, agents and representatives (such entities and individuals being collectively, including Mitcham, the “Mitcham Parties”) with any governmental agency or court and that he will not file or accept benefit from any claim, complaint or petition filed with any court by him or on his behalf at any time hereafter as to those claims released herein; provided, however, this shall not limit Mr. Siffert from filing an action for the sole purpose of enforcing his rights under this Agreement. Further, Mr. Siffert represents and warrants that to his actual knowledge (without any inquiry or investigation), except as disclosed on Schedule 1 hereto, (i) no other person or entity has any interest or assignment in claims or causes of action, if any, he may have against any Mitcham Party and which he now releases in their entirety; that he has knowledge (ii) there has been no act, event, or omission by any Mitcham Party which is unlawful or violates any governmental rule or regulation or any rule or regulation of any stock exchange (including the NASDAQ stock market), (iii) he has not committed, during his employment with Mitcham or any Mitcham subsidiary, any act which is unlawful or which violates any governmental rule or regulation or any rule or regulation of any stock exchange (including the NASDAQ stock market), (iv) he has not been requested by or requested any Mitcham Party to commit any unlawful act or violate any governmental rule or regulation or any rule or regulation of any stock exchange (including the NASDAQ stock market), (v) neither he nor any other person employed by or contracting with any Mitcham Party has been subjected to any adverse action because any such person refused to commit any unlawful act or violate any governmental rule or regulation or any rule or regulation of any stock exchange (including the NASDAQ stock market), (vi) the books and records of Mitcham are accurate and fairly reflect the financial condition of Mitcham, and (vii) the financial statements of Mitcham have been prepared in conformity with accounting principles generally accepted in the United States. Mr. Siffert further represents and warrants that during the course of his employment with Mitcham that he has made no misrepresentation to Mitcham regarding the performance of his duties as an employee of Mitcham.

     15.     Release. (a) Release of Mitcham. Mr. Siffert agrees to release, acquit and discharge and does hereby release, acquit and discharge Mitcham and all other Mitcham Parties, collectively and individually, from any and all claims and from any and all causes of action against any of the Mitcham Parties, of any kind or character, whether now known or not known, he may have against any such Mitcham Party, in their corporate, individual and representative capacities, including, but not limited to, any claim for benefits, bonuses, compensation, costs, damages, expenses, remuneration, salary, or wages; and further including but not limited to all claims or causes of action arising from his employment, termination of employment, or any alleged unlawful employment practices, and any and all claims or causes of action arising under any other federal, state or local laws; except that the parties agree that Mr. Siffert’s release, acquittal and discharge shall not relieve Mitcham from its obligations under this Agreement. This release also applies to any claims brought by any person or agency or class action under which Mr. Siffert may have a right or benefit.

     (b)     Release of Mr. Siffert. Mitcham agrees to release, acquit and discharge and does hereby release, acquit and discharge Mr. Siffert from any and all claims and from any and all causes of action against Mr. Siffert, of any kind or character, whether now known or not known, Mitcham may have against Mr. Siffert, including, but not limited to, any claim arising from Mr. Siffert’s employment, termination of employment, and any and all claims or causes of action arising under any other federal, state or local laws; except that the parties agree that Mitcham’s release, acquittal and discharge shall not relieve Mr. Siffert from his obligations under this Agreement.

     16.     No Derogatory Comments. Mr. Siffert acknowledges and agrees that he has no knowledge of any act or omission by any Mitcham Party which would credibly give rise to any derogatory comment and, therefore, agrees to refrain from making public or private comments relating to any Mitcham Party, corporate or individual, which are derogatory or which may tend to injure any such party in its or their business, public or private affairs.

     17.     No Admissions. The parties expressly understand and agree that the terms of this Agreement and Release are contractual and not merely recitals and that the agreements herein and consideration paid are to compromise doubtful and disputed claims, avoid litigation, and buy peace, and that no statement or consideration given shall be construed as an admission of any claim by either party, such admissions being expressly denied.

     18.     Enforcement of Agreement. No waiver or non-action with respect to any breach by the other party of any provision of this Agreement and Release, nor the waiver or non-action with respect to any breach of the provisions of similar agreements with other employees shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself. Should any provision of this Agreement and Release be held to be invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this Agreement and Release, and those portions held to be invalid or unenforceable shall be revised and reduced in scope so as to be valid and enforceable, or, if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if they had never been included herein.

     19.     Choice of Law. This Agreement shall be governed by and construed and enforced, in all respects, in accordance with the law of the State of Texas without regard to conflict of law principles unless preempted by federal law, in which case federal law shall govern.

     20.     Merger. This Agreement supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Mr. Siffert and Mitcham and constitutes the entire agreement between Mr. Siffert and Mitcham with respect to the subject matter of this Agreement. This Agreement may not be changed or terminated orally, and no change, termination or waiver of this Agreement or any of the provisions herein contained shall be binding unless made in writing and signed by all parties, and in the case of Mitcham, by an authorized executive officer.

     21.     Agreement Voluntary. Mr. Siffert acknowledges and agrees that he has carefully read this Agreement and understands that, except as expressly reserved herein, it is a release of all claims, known and unknown, past or present. He further agrees that he has entered into this Agreement for the above stated consideration. He warrants that he is fully competent to execute this Agreement, which he understands to be contractual. He further acknowledges that he executes this Agreement of his own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and after being advised to consult an attorney, and without reliance on any representation of any kind or character not expressly set forth herein. Finally, he executes this Agreement fully knowing its effect and voluntarily for the consideration stated above.

     22.     Headings. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

     23.     Notices. Any notices required or permitted to be given under this Agreement shall be properly made if delivered in the case of Mitcham to:

Mitcham Industries, Inc.
8141 SH Hwy. 75 S.
P. O. Box 1175
Huntsville, TX 77340
Attention: Billy F. Mitcham, Jr.

and in the case of Mr. Siffert to:

Christopher C. Siffert
455 Wildwood Forest Dr. #10304
Spring, Texas 77380

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, at Huntsville, Texas, to be effective on execution by the parties.

Date	CHRISTOPHER C. SIFFERT

MITCHAM INDUSTRIES, INC.

By:

Date	Billy F. Mitcham, Jr. President and Chief Executive Officer

SCHEDULE 1

     1.     Disclosure in Mitcham’s Annual Reports on Form 10-K of the names of certain of Mitcham’s customers.